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VOTE YOUR PROXY

If you have received a proxy proposing changes to your AIM fund, we encourage you to vote promptly. If shareholders fail to vote their proxies, AIM may have to make extra solicitations to obtain a quorum or resend proxies to shareholders, incurring unnecessary additional costs.

FOUR WAYS TO VOTE

o Through our Web site at www.aimfunds.com, where you will find an icon for Online Proxy Voting.


o   On the proxy card, which you can return in the postage-paid envelope.

o By faxing the proxy card to Shareholder Communications Corporation, our proxy solicitor, at 800-733-1885.

o By calling in your vote to Shareholder Communications Corporation. Dial 800-605-9205 for the 24-hour automated system; you will need the 12-digit control number from your proxy card. Or dial 800-603-1716 for a customer service representative; you will be asked questions for identification purposes (e.g., current address, zip code).